                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES
                                       OF
                     ST. MARY LAND & EXPLORATION COMPANY

A.   Wholly-owned subsidiaries of St. Mary Land & Exploration Company, a
     Delaware corporation:

     1.   St. Mary Minerals, Inc., a Colorado corporation
     2.   Parish Corporation, a Colorado corporation
     3.   St. Mary Operating Company, a Colorado corporation
     4.   Nance Petroleum Corporation, a Montana corporation
     5.   St. Mary Energy Company, a Delaware corporation
     6.   Roswell LLC, a Texas limited liability company
     7.   Four Winds Marketing LLC, a Colorado limited liability company
     8.   GNK Acquisition Corp., a Texas corporation

B.   Other subsidiaries of St. Mary Land & Exploration Company

     1.   Box Church Gas Gathering LLC, a Colorado limited liability company
          (58.6754%)
     2.   Centennial Oil & Gas LLC, a Texas limited liability company (50%)
     3.   Trinity River Services LLC, a Texas limited liability company (25%)

C.   Wholly-owned subsidiaries of Nance Petroleum Corporation

     1.   NPC Inc., a Colorado corporation

D.   Wholly-owned subsidiaries of Parish Corporation:

     1.   Natasha Corporation, a Colorado corporation
     2.   Lucy Corporation, a Colorado corporation

E.   Partnership interests held by Parish Corporation:

     1.   Hilltop Investment Partners, a Colorado general partnership (50%)
     2.   C-470 Venture, a Colorado general partnership (68.858%)
     3.   ParishVentures, a Colorado general partnership (100%)

F.   Subsidiaries of Lucy Corporation:

     1.   St. Mary East Texas LP, a Texas limited partnership (99%) (the remaining 1% interest is held by St. Mary Land & Exploration
          Company)